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                                                                    Exhibit 99.1
Aurora Foods Inc.
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                                                                            NEWS



                                Contact:  Mark Kollar
                                          Broadgate Consultants, Inc.
                                          212-232-2222

FOR IMMEDIATE RELEASE
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                    Aurora Foods' Agreement with Bondholders
                      Adds Momentum to Company's Recovery

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ST. LOUIS,  August 17, 2000 -- Aurora Foods Inc. (NYSE: AOR) today announced it has successfully reached an agreement in principle with a steering committee representing a majority of each of its outstanding issues of senior subordinated notes. The agreement would result in the Company's being in compliance with covenants under related indentures; provide the Company with increased financial flexibility; and enable the Company to continue uninterrupted its recovery that is underway.

          James T. Smith, President and Chief Executive Officer, said, "This agreement will be another important building block in driving the Aurora business to reach its full potential. The agreement also demonstrates the support of our bondholders, reflecting their confidence that the Company will continue to improve its performance."

     The agreement in principle calls for the Company to issue in a private placement approximately 17.71 shares of its common stock per $1,000 principal amount of Notes to holders who consent to the amendments or 7,084,312 shares in aggregate assuming 100% participation of the $400 million principal amount outstanding. The issues affected are the 9 7/8% Senior Subordinated Notes due 2007 and the 8 3/4% Senior Subordinated Notes Due 2008.
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     The amendments will also allow the Company to incur up to $90 million of additional senior indebtedness to replace an existing $60 million receivables sale arrangement and increase the call premium on the outstanding Notes by 2% starting in 2002 for the 9 7/8% Notes and 2003 for the 8 3/4% Notes.

     The Company also said that it had received commitments from certain existing stockholders to infuse approximately $15 million of convertible preferred stock that will be convertible into its common stock at a price equal to an average trading price set in the future.

ABOUT AURORA FOODS

     Aurora Foods Inc., which is based in St. Louis, is a leading producer and marketer of premium branded food products including Duncan Hines(R) baking mixes, Log Cabin(R) and Mrs. Butterworth's(R) syrup, Lender's(R) bagels, Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood, Aunt Jemima(R) frozen breakfast products, Celeste(R) frozen pizza and Chef's Choice(R) skillet meals. Aurora's products can be found in all Retail classes of trade, and Foodservice, and command strong positions in their respective categories and/or markets.

This announcement is neither a solicitation of consents with respect to Aurora Foods Inc.'s Senior Subordinated Notes nor an offer of its common stock. Such solicitation and offer will be made only by means of a confidential private placement memorandum and consent solicitation to holders of the Company's Senior Subordinated Notes.

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